Exhibit 99.(a)

ARTICLES SUPPLEMENTARY
OF
THE VALUE LINE TAX EXEMPT FUND, INC.

    The Value Line Tax Exempt Fund, Inc., a Maryland corporation (hereinafter, the “Corporation”), existing under Articles of Incorporation dated October 11, 1983, as amended by Articles of Amendment dated June 14, 1999 (together, the “Articles”), hereby amends the Articles as follows:

    FIRST:  Both immediately before the change referred to in these Articles Supplementary and after such change, the Corporation is authorized to issue two hundred million (200,000,000) shares of capital stock (“Shares”).

    SECOND:  Immediately before the change referred to in these Articles Supplementary:  (i) fifty million (50,000,000) Shares were authorized for issuance in the class designated as the Money Market Portfolio; (ii) twenty-five million (25,000,000) Shares were authorized for issuance in the class designated as the National Bond Portfolio; and (iii) the remaining one hundred twenty-five million (125,000,000) Shares were authorized for issuance in such existing or new classes as the Corporation’s Board of Directors may determine from time to time.

    THIRD:  After the change referred to in these Articles Supplementary, (i) zero (0) Shares are authorized for issuance in the class designated as the Money Market Portfolio; (ii) twenty-five million (25,000,000) Shares are authorized for issuance in the class designated as the National Bond Portfolio; and (iii) the remaining one hundred seventy-five million (175,000,000) Shares are authorized for issuance in such existing or new classes as the Corporation’s Board of Directors may determine from time to time.

    FOURTH: The par value of shares of stock of each class of the Corporation is $0.01.

    FIFTH:  The Corporation is registered as an open-end company under the Investment Company Act of 1940.

    SIXTH:  The total number of shares of capital stock that the Corporation hereinafter has authority to issue has been increased and/or decreased by the Corporation’s board of Directors in accordance with § 2-105(c) of the Maryland General Corporation Law.

    IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its President and Chief Executive Officer, and attested by its Secretary, on this 17th day of February, 2012.

/s/ Mitchell E. Appel
Name: Mitchell E. Appel
President and Chief Executive Officer
Attest:

/s/ Emily D. Washington
Name: Emily D. Washington Secretary, Treasurer and Principal Financial and Accounting Officer